Exhibit 99.1

Oceaneering Reports Second Quarter 2010 Earnings

— Raises 2010 EPS Guidance Range to $3.20 to $3.40

— Issues Third Quarter EPS Guidance Range of $0.90 to $1.00

July 28, 2010 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported second quarter earnings for the period ended June 30, 2010. On revenue of $464 million, Oceaneering generated net income of $54.3 million, or $0.98 per share. During the corresponding period in 2009, Oceaneering reported revenue of $451 million and net income of $48.1 million, or $0.87 per share.

Summary of Results

(in thousands, except per share amounts)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009

Revenue	$464,303	$450,683	$435,170	$899,473	$885,783
Gross Margin	123,503	110,145	99,705	223,208	215,947
Operating Income	85,374	74,298	62,329	147,703	143,678
Net Income	$54,317	$48,111	$39,243	$93,560	$92,456

Diluted Earnings Per Share	$0.98	$0.87	$0.71	$1.69	$1.67

Year over year, Oceaneering’s quarterly earnings improvement was broad-based, with the exception of Subsea Projects. Sequentially, quarterly earnings increased as all business segments, led by Subsea Products, achieved better operating income results.

Results for the second quarter of 2010 include: $3.5 million of ROV operating income related to an insurance claim for a lost system; $2.1 million of other income consisting of a termination fee earned as the stalking horse bidder in an asset auction proceeding; and $2.9 million of interest expense incurred to terminate an interest rate hedge. Subsea Projects results in the first quarter of 2010 included a $5.2 million impairment charge to reduce the carrying value of The Performer to its fair value, less the anticipated cost to sell.

T. Jay Collins, President and Chief Executive Officer, stated, “We are extremely pleased with our earnings for the quarter, which were considerably above our guidance range. This was primarily attributable to the amount of deepwater vessel, ROV and ROV tooling work BP awarded us stemming from the Macondo well incident.

“During the quarter, we put three new ROVs into service, lost one on the Deepwater Horizon, and retired six. At the end of the June, we had 249 vehicles in our fleet, compared to 235 a year ago. We expect to add at least 10 new ROVs to our fleet during the second half of 2010 to meet contracted demand.

“Our Subsea Products backlog at quarter-end was $347 million, up slightly from our March 31 backlog and about the same as that of one year ago. We continue to project improved demand for our Subsea Products with a meaningful increase in operating income during the second half of 2010.

“We completed the previously announced acquisition of the DMT Sapphire during the quarter at a purchase price of $16.5 million. This vessel, to be renamed the Ocean Patriot, is currently in a shipyard being outfitted for saturation diving service. During July, we sold The Performer for use in international areas where we do not normally operate vessels.

“During the quarter we paid down $100 million on our revolving credit facility, invested $58.7 million in capital expenditures, and purchased one million shares of our common stock at a cost of approximately $44.5 million. At the end of the quarter, we had $145 million of cash, $20 million of debt, $300 million available under our revolving credit facility, and $1.25 billion of equity.

“Looking forward, we increased our earnings forecast for the second half of 2010 based on our expected level of services and products to be provided at the Macondo well site and an improved outlook for our Subsea Products operations. Consequently, we are raising our 2010 annual EPS guidance to a range of $3.20 to $3.40 from $2.80 to $3.10. Compared to 2009, our new 2010 forecast assumptions include achieving an increased profit contribution from Subsea Products, relatively flat ROV results, and lower Subsea Projects operating income.

“For the third quarter of 2010, we expect sequentially higher Subsea Products and Subsea Projects operating income and a lower ROV profit contribution. We are forecasting EPS of $0.90 to $1.00.

“For 2010 we anticipate generating in excess of $310 million of cash flow, simply defined as net income plus depreciation and amortization. Our balance sheet and projected cash flow provide us with ample resources to invest in Oceaneering’s growth.

“Looking beyond 2010, our belief that the oil and gas industry will continue to invest in deepwater remains unchanged. There will undoubtedly be greater regulatory scrutiny and higher costs associated with finding and developing hydrocarbon reserves in deepwater, particularly in the Gulf of Mexico. However, the deepwater play remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates. With our existing assets, we are well positioned to supply a wide range of the services and products required to support safe deepwater exploration, development, and production efforts of our customers. Therefore, we anticipate demand for our deepwater services and products will continue to grow.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: expectation of adding at least 10 new ROVs to its fleet during the second half of 2010 to meet contracted demand; projection of improved demand for its Subsea Products with a meaningful increase in operating income during the second half of 2010; plan to rename the DMT Sapphire, Ocean Patriot; increased earnings forecast for the second half of 2010 based on its expected level of services and products to be provided at the Macondo well site and an improved outlook for its Subsea Products operations; 2010 EPS guidance range of $3.20 to $3.40; 2010 forecast assumptions that, compared to 2009, it will achieve increased profit contribution from Subsea Products, relatively flat ROV results, and lower Subsea Projects operating income; expectation for the third quarter of 2010 of sequentially higher Subsea Products and Subsea Projects operating income and a lower ROV profit contribution; forecasted third quarter 2010 EPS of $0.90 to $1.00; anticipation of generating, during 2010, in excess of $310 million of cash flow, as defined, and the expectation that this cash flow will provide ample resources to invest in the company’s growth; belief that the oil and gas industry will continue to invest in deepwater; belief that there will be greater regulatory scrutiny and higher costs associated with finding and developing hydrocarbon reserves in deepwater, particularly in the Gulf of Mexico; belief that the deepwater play remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates; and anticipation that demand for its deepwater services and products will continue to grow. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; changes in customers’ operational plans or schedules; contract cancellations or modifications; difficulties executing under contracts; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2009 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Thursday, July 29, 2010 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Jun. 30, 2010	Dec. 31, 2009
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $144,699 and $162,351)	$887,963	$874,139
Net Property and Equipment	758,667	766,361
Other Assets	229,117	239,787

TOTAL ASSETS	$1,875,747	$1,880,287

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities (including current maturities of long-term debt of $20,000 in 2010)	$470,406	$388,547
Long-term Debt	—	120,000
Other Long-term Liabilities	152,090	147,417
Shareholders’ Equity	1,253,251	1,224,323

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,875,747	$1,880,287

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
	Jun. 30, 2010	Jun. 30, 2009	Mar. 31, 2010	June 30, 2010	June 30, 2009
	(in thousands, except per share amounts)

Revenue	$464,303	$450,683	$435,170	$899,473	$885,783
Cost of services and products	340,800	340,538	335,465	676,265	669,836

Gross Profit	123,503	110,145	99,705	223,208	215,947
Selling, general and administrative expense	38,129	35,847	37,376	75,505	72,269

Income from Operations	85,374	74,298	62,329	147,703	143,678
Interest income	111	91	103	214	226
Interest expense	(3,878)	(2,208)	(1,641)	(5,519)	(4,589)
Equity earnings of unconsolidated affiliates, net	450	766	565	1,015	1,649
Other income (expense), net	1,507	1,070	(982)	525	1,276

Income before Income Taxes	83,564	74,017	60,374	143,938	142,240
Provision for income taxes	29,247	25,906	21,131	50,378	49,784

Net Income	$54,317	$48,111	$39,243	$93,560	$92,456

Net Income Attributable to Diluted Common Shares	$54,147	$47,774	$39,061	$93,198	$91,807
Weighted Average Number of Diluted Common Shares	55,185	55,041	55,224	55,204	54,962
Diluted Earnings per Share	$0.98	$0.87	$0.71	$1.69	$1.67

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

		For the Three Months Ended			For the Six Months Ended
		Jun. 30, 2010	Jun. 30, 2009	Mar. 31, 2010	June 30, 2010	June 30, 2009
		($ in thousands)

Remotely Operated Vehicles	Revenue	$166,677	$160,040	$158,947	$325,624	$315,638
	Gross Profit	$65,583	$56,332	$61,763	$127,346	$112,036
	Operating income	$57,537	$49,735	$53,736	$111,273	$98,531
	Operating margin	35%	31%	34%	34%	31%
	Days available	22,668	21,121	22,398	45,066	41,792
	Utilization	78%	80%	75%	77%	80%

Subsea Products	Revenue	$124,889	$115,587	$111,403	$236,292	$230,511
	Gross Profit	$38,808	$29,416	$28,285	$67,093	$58,927
	Operating income	$25,833	$15,591	$15,655	$41,488	$31,379
	Operating margin	21%	13%	14%	18%	14%
	Backlog	$347,000	$350,000	$338,000	$347,000	$350,000

Subsea Projects	Revenue	$51,763	$73,329	$57,824	$109,587	$145,092
	Gross Profit	$12,601	$23,941	$9,315	$21,916	$46,054
	Operating income	$10,313	$21,347	$7,058	$17,371	$40,840
	Operating margin	20%	29%	12%	16%	28%

Inspection	Revenue	$58,213	$55,746	$50,506	$108,719	$104,819
	Gross Profit	$11,721	$10,713	$8,745	$20,466	$21,064
	Operating income	$7,873	$6,948	$4,720	$12,593	$13,578
	Operating margin	14%	12%	9%	12%	13%

Advanced Technologies	Revenue	$62,761	$45,981	$56,490	$119,251	$89,723
	Gross Profit	$11,333	$6,768	$7,902	$19,235	$11,717
	Operating income	$7,342	$3,950	$4,264	$11,606	$6,003
	Operating margin	12%	9%	8%	10%	7%

Unallocated Expenses	Gross Profit	$(16,543)	$(17,025)	$(16,305)	$(32,848)	$(33,851)
	Operating income	$(23,524)	$(23,273)	$(23,104)	$(46,628)	$(46,653)

TOTAL	Revenue	$464,303	$450,683	$435,170	$899,473	$885,783
	Gross Profit	$123,503	$110,145	$99,705	$223,208	$215,947
	Operating income	$85,374	$74,298	$62,329	$147,703	$143,678
	Operating margin	18%	16%	14%	16%	16%

SELECTED CASH FLOW INFORMATION
	Capital expenditures	$58,675	$44,711	$36,199	$94,874	$90,098
	Depreciation and Amortization, including impairment charge	$34,099	$29,691	$39,033	$73,132	$57,714

RECONCILIATION of GAAP to NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Six Months Ended
	Jun. 30, 2010	Jun. 30, 2009	Mar. 31, 2010	June 30, 2010	June 30, 2009
	($ in thousands)

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA)
Net Income	$54,317	$48,111	$39,243	$93,560	$92,456
Depreciation and Amortization, including impairment charge	34,099	29,691	39,033	73,132	57,714

Subtotal	88,416	77,802	78,276	166,692	150,170

Interest Income/Expense, Net	3,767	2,117	1,538	5,305	4,363
Provision for Income Taxes	29,247	25,906	21,131	50,378	49,784

EBITDA	$121,430	$105,825	$100,945	$222,375	$204,317

	2010 Estimates
	Low	High
	(in thousands)

Net Income	$175,000	$185,000
Depreciation and Amortization, including impairment charge	135,000	145,000

Subtotal	310,000	330,000

Interest Income/Expense, Net	5,000	5,000
Provision for Income Taxes	95,000	100,000

EBITDA	$410,000	$435,000